Exhibit 2.11


                                                        [Stamp]
                                                        General Dispatch Bureau
                                                        and Receiving Desk
                                                        FOLIO No. 4553
[National Seal]
Ministry of Production                        5
Office of Competition, Deregulation
and Consumer Advocacy


                                              BUENOS AIRES, JANUARY 13, 2003


     HAVING EXAMINED File EXP-S01:8000099/2002 of the MINISTRY OF PRODUCTION'S Registry, and

     TAKING INTO CONSIDERATION :

     That Article 58 of Law No. 25,156 empowers the Authority of Application of Law No. 22,262 to intervene in cases initiated during the validity of the first of the cited legal rules, lasting in effect until the NATIONAL TRIBUNAL IN DEFENSE OF COMPETITION has been duly constituted and is put into operation.

     That, as a result, in transactions of economic consolidation that involve firms of the kind of scope that would dictate that they must undertake the notification envisioned in Article 8 of Law No. 25,156, the transaction must of necessity proceed before the NATIONAL COMMISSION IN DEFENSE OF COMPETITION by virtue of the requirements and the harmonious integration of Articles 6 through 16 and 58 of Law No. 25,156.

     That the present proceedings give an accounting of the submitted notification pursuant to the terms of the referenced Article 8 of Law No. 25,156, as relates to an economic consolidation transaction carried out abroad, consisting of the acquisition of a THIRTY-SEVEN AND A HALF PERCENT (37.50%) of the capital stock of QUILMES INDUSTRIAL SOCIETE ANONYME, a company that in our country holds a controlling interest in CERVECERIA Y MALTERIA QUILMES S.A.I.C.A. y G. (hereinafter "CMQ") on behalf of COMPANHIA DE BEBIDAS DAS AMERICAS S.A., which holds a controlling interest in CCBA S.A. in Argentina, pursuant to
Article 6, subsection c) of Law No. 25,156.

     That on May 17, 2002 the above mentioned firms served notice of the economic consolidation transaction, in accordance with the requirements of
Article 8 of Law No.


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25,156 through the submission of notification forms F1 and F2, duly completed by the notifying party, a review of which was carried out by the NATIONAL
COMMISSION FOR THE DEFENSE OF COMPETITION on May 24, 2002.

     That on its own, on May 16, 2002, -prior to initiating the mentioned notification procedure- CERVECERIA ARGENTINA SOCIEDAD ANONIMA ISENBECK (henceforth "C.A.S.A. ISENBECK") submitted a brief to the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION requesting a viewing of the files and proceedings that may have originated as a result of the transaction in question. In the same way, on May 24 of that year, it petitioned to be considered a third party to the action, a request that was reiterated on June 21, 2002.

     That pursuant to the provisions in Article 24 of Law 25,156, the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION held a series of hearings with consumer associations and various other firms with knowledge and/or experience in the beverage market.

     That on August 8, 2002 the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION refused to accept the petition by C.A.S.A. ISENBECK to be considered a third party to the action, against which decision it filed an appeal dated August 16, 2002.

     That through a decision dated September 3, 2002, Court 3 of the NATIONAL APPEALS CHAMBER FOR FEDERAL CIVIL AND COMMERCIAL MATTERS approved the no innovation measure filed by C.A.S.A. ISENBECK and ordered the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION to suspend the course of the proceedings until such time as it issued an opinion on the appeal and the petition for suspension filed by the mentioned company, a decision that the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION was notified of via official judicial notice on September 4, 2002.

     That in the fulfillment of said judicial order, on September 5, 2002, the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION suspended the course of the proceedings until such a time as the C.A.S.A. ISENBECK administrative court petition was resolved (page 4184).

     That on the same date, the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION granted the appeal relating to and having the effect of a suspension of the course of the proceedings until such a time as the NATIONAL APPEALS CHAMBER FOR


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FEDERAL CIVIL AND COMMERCIAL MATTERS issued a decision on the essence of the petition formulated, and filed by C.A.S.A. ISENBECK (page 4192) referring the respective matter of an appeal to the court.

     That on October 29, 2002 the NATIONAL APPEALS CHAMBER FOR FEDERAL CIVIL AND COMMERCIAL MATTERS decided to confirm the resolution appealed by C.A.S.A. ISENBECK through which the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION had rejected the intervention of said firm in the proceedings as a third party, a judicial decision for which the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION received notification on November 4, 2002.

     That on November 9, 2002 the NATIONAL APPEALS CHAMBER FOR FEDERAL CIVIL AND COMMERCIAL MATTERS returned to the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION the proceedings appropriately referred.

     That, in addition, on November 19, 2002, C.A.S.A. ISENBECK notified the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION of the filing of a criminal complaint before NATIONAL COURT NO. 5 FOR FEDERAL CRIMINAL AND CORRECTIONAL MATTERS, OFFICE NO. 10, alleging criminal pre-judiciality and other possible illegal acts in the process of notification of the administrative proceeding.

     That the Court in charge required that the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION remit the appropriate records of the case.

     That, as a result, on November 15, 2002 the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION, by virtue of the provisions of Article 24 subsection I) of Law No. 25,156, resolved to suspend the deadline period provided for in
Article 13 of the same, until such a time as the Court were to return to it the remitted proceedings; said decision was confirmed on the same date by this Bureau through Resolution SDCyC No. 52/2002.

     That on November 27, 2002 the intervening Federal Judge returned the proceedings to the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION letting it be known that the course of the proceedings could not continue as long as the appeal filed by C.A.S.A. ISENBECK against the decision of said magistrate was in force.

     That in the face of this, on the same date the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION notified all the parties that the deadline period provided under Article 13 of Law No. 25,156 remained suspended until the notification and emission of a judgment on the criminal complaint in question; said decision was confirmed on November 29, 2002 by this Bureau through Resolution SDCyC No. 61/2002.

     That on December 27, 2002 NATIONAL COURT NO. 5 FOR FEDERAL CRIMINAL AND CORRECTIONAL MATTERS, OFFICE NO. 10, notified the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION of the decision adopted in the proceedings of the matter before said court, to the effect that the complaint filed was unfounded and could not prevent the continuation of the administrative recourse, resulting in the resumption of the deadline established by Article 13 of Law No. 25,156.

     That, lastly, on December 30, 2002 the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION issued its Decision No. 332 (henceforth the "Decision"), referring the proceedings to this Bureau for follow-up and implementation.

     That on this same date, aware of the peremptory nature of the established deadline, the recourses provided in Law No. 25,156 in case of expiration, the importance, complexity and implications of the transaction under notice, by virtue of the provisions of Article 24, Subsection I) of said law, this Bureau suspended for a period of TEN (10) days the deadline provision in Article 13 of the body of rules as the best decisive measure.

     That from an analysis of the Decision of the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION it appears that, as presented, the transaction for economic consolidation fits within the parameters of Article 7 of Law No. 25,156, and that is why the Commission considered it necessary to grant its approval under the condition that a number of disinvestments and commitments must be executed by the parties every time that the transaction might limit, distort or restrict competition to the detriment of the general economic interest.

     That, as a result, the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION has recommended that the authorization of the economic consolidation transaction through which COMPANHIA DE BEBIDAS DAS AMERICAS S.A., holder of a controlling interest in our country of CCBA S.A., acquires abroad THIRTY SEVEN AND A HALF PERCENT (37.50%) of the capital stock of QUILMES INDUSTRIAL SOCIETE ANONYME holding a controlling interest in our country in CERVECERIA Y MALTERIA QUILMES S.A.I.C.A. y G., be made subject to the performance of a series of conditions set up in item IV. 5. of the Decision mentioned, pursuant to the provisions of
Article 13 Subsection b) of Law No. 25,156.

     That on January 6, 2003 the firm CCBA S.A. requested a viewing of the proceedings and a copy of the Decision, which, in view of the peremptory nature of the deadline provision in Article 13 of Law No. 25,156 and the state of the proceedings, it is understood to be inappropriate.

     That on January 8, 2003, as recorded in page 4528 reverse of the case record as cited in the THAT, a petition for a hearing made by representatives of the CMQ company was approved. In it, the company declared that, in the event that the approval of the economic consolidation transaction were to be subject to disinvestments pursuant to the provisions of Article 13 Subsection b) of Law No. 25,156, it would offer a series of alternatives to support the viable fulfillment of eventual conditions, at which time the presenter was requested to provide written confirmation of such proposals.

     That in the procedural framework mentioned in the preceding TAKING INTO CONSIDERATION, and also keeping in mind that from a reading of the Decision various questions arose at this stage that where necessary to be addressed, on January 9, 2003 a petition was submitted to the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION for clarification of the terms and scopes of some of the subordinating conditions included in item IV.5. of the Decision.

     That on that same date, the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION sent the answers concerning all the questions posed to this Bureau which are annotated in pages 4532/4533.

     That on January 10, 2003, in fulfillment of the commitment it assumed, the CMQ company through a notice attached to pages 4534/4535 confirms the statements made at the January 8, 2003 hearing. In effect, among other proposals and specifically those having to do with the disinvestment in trademarks, it first of all requested consideration of the offer to disinvest the "PALERMO" AND `BIECKERT" trademarks, and as a second complementary option, "HEINEKEN" or "IMPERIAL", which they understand to "(...) establish alternatives in the high price segment because of their prestigious trademark name."

     That the measures stipulated in the four preceding paragraphs responded to the explicit need for better provisions in the acts.

     That in the analysis of the preceding acts listed in the file cited in the THAT, as mentioned hereinabove, within the framework of the substance and scope of Law No. 25,158, it seems timely to take into account -ab initio- that the condition to which it is recommended to subject the approval for the notified transaction, in the report consists of, among other points, requiring the effective transfer by the notifying parties of the trademarks "BIECKERT," "PALERMO" and "ANDES" to a third party (the "ENTRANT"), leaving as an option to the latter the acquisition of the trademark "NORTE," stating that the value of these assets, in the event that there were a disagreement between the parties involved in the aforementioned transaction, can be determined through valuation by a suitable independent third party, with distinguished international reputation, and that, at the request of the notifying parties, is accepted by this Authority.

     That, at the same time, it is established that as a guarantee the ENTRANT should be a third party that does not produce beer in the Republic of Argentina itself or through a controlled corporation, that does not maintain corporate ties or strategic alliances with the notifying parties at the time of the transaction, having, moreover, sufficient financial resources and the necessary background to participate as an effective competitor in the Argentine beer market and that, according to this Authority, is suitable to preserve the conditions of competition in the relevant market under consideration.

     That, notwithstanding the conclusions that will be made further on, the undersigned shares, in terms of that which is fundamental, the terms of the analysis by the NATIONAL COMMISSION IN DEFENSE OF COMPETITION in points I to IV 4, including the Report and Note CNDC No. 5/2003, to which reference is made in the interest of brevity.

     That under these circumstances, it should be concluded that in a considered and exhaustive review of the matter that one cannot avoid the process of disinvestment, to whose execution it is proposed the transaction be made subject, it should be carried out in the current special political and macroeconomic situation of the country, characterized fundamentally by the process of the rescheduling of the debt that is being carried out by the State.

     That, as a result, it cannot be avoided that until the flow of payment of said debt is steady, it is lawful to consider that the attraction of the Argentine market, during the estimated period that includes the following TWELVE
(12) months, will find itself effectively conditioned for external investments.

     That unavoidable precedent, added to the aforementioned guarantee to which the ENTRANT should collect the aforementioned extraneous requirements ut supra, especially requires the consideration of the characteristics of the disinvestment solicited and the total amount, which should not be excessively high, avoiding, in this way, that an additional restriction to the pre-existing restrictions be created as an entry barrier in and of itself.

     That, under the circumstances, it could be concluded that a total lesser value of the initial investment to be made by the ENTRANT, will facilitate the participation of a higher number of bidders, assisting, in this way, the conclusion of the disinvestments in the time and the manner in which they are finally imposed and, ultimately, to attain the protective objectives established by the administration of Law No. 25,156.

     That the review of such alternatives was justified in view of the proposal made by one of the notifying parties, offering diverse criteria and procedures for disinvestment in the event of the transaction for the economic consolidation reviewed herein were considered to merit objections or the imposing of conditions.

     That in this context, this Department proceeded to evaluate the different alternatives that, in light of the research and the conclusions drawn by the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION would allow for the analysis of the transaction for the economic consolidation on the whole, in order to arrive at a decision that would allow for the preservation of the terms for competition, making it possible, at the same time, to take advantage of the increase of efficiency that would result from the conclusion of the same consolidation, the benefits of which will be transferred to Argentine consumers.

     That, to make the package of assets to be acquired by the ENTRANT more attractive and accessible, it was taken into account that it was appropriate to acquire the technical evaluation of an alternative for the replacement of trademarks, which was to substitute the trademark "ANDES" trademark "HEINEKEN" in the understanding that the latter constituted an asset of a different kind that would result in a lesser value, because on the one hand, CMQ is not the owner of the trademark "HEINEKEN," but only holds a license for its production and marketing in Argentina and, on the other, that the cited trademark has a market share slightly below the one originally considered, but more regional in distribution.

     That, in addition, the proposed replacement would have the advantage of providing to the ENTRANT a portfolio of trademarks in the three areas of the market in question Premium, Medium and Low Price, the highest area leading with the trademark "HEINEKEN," while the market consolidation in the Low Price area would be greatly reduced. Likewise, a lower degree of saturation of the market by the "HEINEKEN" trademark in comparison to the regional marketing scope of the "ANDES" trademark can be duly expected, an extreme that would justify thinking of the economic development of the former that could increase its introduction into the market, in this way favoring competition.

     That, based upon those conclusions, a new opinion was requested of the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION, which, after having mentioned the advantages and disadvantages of the option submitted for analysis and acting within the framework of its technical competence, responded that said substitution was acceptable.

     That, under these conditions, it can be affirmed that the record of the file, the technical reports furnished and the weight of the law, grants the Authority of Application of Law No. 25,156 distinctive full power within the framework of these acts, since it has been established that the alternative arrangement shown, that is, the request to transfer the assets of the "ANDES" trademark or of the production contract for "Heineken" beer, are equally reasonable and fair.

     It is fitting to note that there is discretionary activity when the law allows the interpreter, under specific implicit conditions, to carry out an election between the various alternatives, all equally reasonable (Garcia de Enterria, Eduardo Fernandez, Tomas Ramon - Curso de Derecho Administrativo, Ed. Civitas, op. cit., Volume 1, page 424 and following) or equally adaptable to the law, in accordance with the agreement proposed between us (Comadira, Julio - La actividad discrecional de la Administracion Publica - Justa medida del control judicial Volume 186, page 600 and following).

     Partially as of the review of the powers granted by law to this OFFICE OF COMPETITION, DEREGULATION AND CONSUMER ADVOCACY, allowing for freedom of appreciation, but with the obligation to provide an effective foundation in electing between two options that, from the point of view of the effects on competition in the relevant market under consideration, are equally acceptable.


     That, pursuant to the aforementioned, and because of the economic reasoning established previously, it has been deemed preferable that the disinvestment have as its goal the "HEINEKEN" trademark in place of the "ANDES" trademark.

     That, similarly and pursuant to the feasibility of executing the aforementioned disinvestment alternative would depend, in the last instance, on the express consent of a third party (HEINEKEN INTERNACIONAL B.V.), outside of the negotiations that the notifying parties should conduct with the ENTRANT, the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION was furthermore asked to analyze an alternative for the HEINEKEN trademark to evaluate such a possibility in the event that the conditions are impossible or ruinous to fulfill for the notifying parties for reasons imputable to a third party.

     That, to do so, it was considered that not offering an alternative disinvestment in the "HEINEKEN" case, whose trademark actually is a participant in the Argentine beer market, and as a result, an interested party in the growth of said market, it would mean -in the last instance- granting this company the effective power to veto the economic transaction in question, which would not only be inappropriate, but also particularly contrary to the provisions of the Law No. 25,156, and, in and of itself, detrimental to the general economic interest, whose protection would be entrusted to this Authority.

     That, in this regard, the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION, has taken into account that, among the trademarks pertaining to CMQ, the only alternative trademark that follows in terms of level of importance to `HEINEKEN' is "IMPERIAL."

     That in terms of the secondary proposal that is being examined, for the aforementioned reasons, with regard to the initial opinion in the report addressed in the Opinion, it should be pointed out that, having examined the matter from the point of view of the protection of competition, it is clear that the supposed alternative only occurred completely when, given the impossibility of the transfer of "HEINEKEN" in favor of the ENTRANT, but having carried out its disinvestment, it would be necessary to provide the latter with the aptitude to compete that would be provided by the ownership of a trademark that assumes a fair presence in the market, an extreme that would require the transfer in its favor of another trademark. It is in this context in which it seems suitable to understand that the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION regarded the alternative between "HEINEKEN" and "IMPERIAL" to be permissible, given that, the disinvestment of "HEINEKEN," having been carried out, a third party in the market would contribute to the competition with the ownership of the last trademark.

     That it is not outside of this Authority to support, from the perspective of the notifying parties, that the same disinvestment of "HEINEKEN," whatever its recipient, would involve a retraction of its concentration in the market that would justify the pure and simple approval of the condition. Nevertheless, it is necessary to note the importance of the purpose of Law No. 26.156 is not based on the reduction of the competitive capability by means of disinvestment, but in the maintaining of the value of economic competition based on the creation or strengthening of entities that can defend their main policies. In this way, disinvestment is not the ultimate goal of the institute, but only the means that will allow for the appearance, strengthening and maintaining of other economic entities to protect competition and, as a result, the general economic interest, from a legal point of view that is the true purpose of the law.

     That, taking into consideration that stated by the NATIONAL COMMISSION FOR THE PROTECTION OF COMPETITION, pursuant to the aforementioned reasons and no other circumstances having been established, it is unavoidable to contemplate the possibility that the notifying parties, in the event that it is proven to be irrefutable that the transfer of "HEINEKEN" to the ENTRANT is impossible or ruinous to execute, can alternatively fulfill the requirement that has been imposed, authorizing the disinvestment of the "HEINEKEN" trademark in favor of another party and the additional transfer of the trademark "IMPERIAL" to the ENTRANT.

     That, in the meantime, in order for the notifying parties to substitute the "HEINEKEN" trademark for the "IMPERIAL" trademark in the disinvestment in favor of the ENTRANT, to fulfill the condition ordered, they should sufficiently demonstrate the actual impossibility to transfer the "HEINEKEN" trademark to the ENTRANT.

     That the undersigned is competent to issue this decision by virtue of the provisions of Articles 13 and 58 of Law No. 25,156,

     Therefore,

              THE OFFICE OF COMPETITION, DEREGULATION AND CONSUMER
                                    ADVOCACY

                                    RESOLVES:

ARTICLE 1.: That the authorization of the transaction of economic consolidation whereby the COMPANHIA DE BEBIDAS DAS AMERICAS S.A., which holds controlling interest in our country of CCBA S.A., acquires, abroad, THIRTY-SEVEN AND A HALF PERCENT (37.50%) of the capital stock of QUILMES INDUSTRIAL SOCIETE ANONYME, a corporation holding controlling interest in our country of CERVECERIA Y MALTERIA QUILMES S.A.I.C.A. y G., be made subject to the fulfillment of the conditions imposed in ATTACHMENT 1 which is attached and forms part hereto, pursuant to the provisions of Article 13, paragraph (b) of Law No. 25,156.

ARTICLE 2. That the Opinion issued by the NATIONAL COMMISSION IN DEFENSE OF COMPETITION dated December 30, 2002 contained on pages 4412/4516 and its memorandum CNDC No/ 05/2003 dated January 9, 2003, contained on pages 4532/4533, considered reproduced herein in the interest of brevity, are to be considered integral parts of the foundation of this decision.

ARTICLE 3. That the request for viewing made by the firm CCBA S.A on January 6. 2003, is denied for the reasons stated.

ARTICLE 4: Record, notify, communicate and file this decision.


DECISION NO. 5

                                  [signature]
                                  Lic. Gustavo J. Stafforini
                                  Office of Competition, Deregulation
                                  and Consumer Advocacy


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                                                        [Stamp]
                                                        General Dispatch Bureau
                                                        and Receiving Desk
                                                        FOLIO No. 4560
[National Seal]
Ministry of Production                        5
Office of Competition, Deregulation
and Consumer Advocacy


                                                                    ATTACHMENT 1

CONDITIONS TO WHICH THE APPROVAL OF THE TRANSACTION OF ECONOMIC CONSOLIDATION REPORTED IN FILE S01:8000099/2002 OF THE RECORDS OF THE MINISTRY OF PRODUCTION IS MADE SUBJECT,

The obligations hereby imposed must be fulfilled by the notifying parties in good faith and in keeping with the purpose established in Law No. 25,156.

ARTICLE 1. Within the term of TWELVE (12) months from notification of this Decision, the notifying parties (hereinafter "THE PARTIES") shall transfer the assets that are enumerated below to a third party (hereinafter the "ENTRANT") that does not produce beer in the Argentine Republic, on its own or through a controlled company, which does not maintain corporate relationships or strategic alliances with THE PARTIES at the time of the transfer, which has the necessary financial resources and the necessary background to participate as an effective competitor in the Argentine beer market, and which, in the judgment of this Authority, is suitable to preserve the conditions of competition in the relevant market;

     (a) The trademarks "BIECKERT" and "PALERMO," including all of the rights that THE PARTIES hold relating to the use of said trademarks and the registrations held by THE PARTIES with regard to the formulas for the making of the beers of those trademarks.

     (b) The license of the trademark "HEINEKEN," including all rights that THE TRADEMARKS, including all of the rights that THE PARTIES hold relating to the use of said trademarks and all of the instruments supplementary to the licensing agreement.

     (c) At the option of the ENTRANT, the "NORTE" trademark, including all of the rights held by THE PARTIES relating to the use of that trademark and the registrations that THE PARTIES hold with regard to the formulas for the making of the beer of that trademark. In the event of a disagreement between the parties to the transaction with regard to the value of the asset in question, it must be determined by means of a valuation effected by a suitable independent third party of recognized international reputation and which, at the request of THE PARTIES, is accepted by this Authority.

     (d) The beer production plant located in Lujan (currently "BRAHMA").

     The condition established in paragraph (b) of this article may only be replaced in the event that THE PARTIES establish sufficiently that the transfer of the trademark `HEINEKEN" to the ENTRANT is impossible or ruinous to execute. In that event, they must establish the disinvestment of the trademark "HEINEKEN" in favor of a third party and the transfer to the ENTRANT of the trademark "IMPERIAL" as joint substituting elements for the payment provided in that paragraph, including all rights that THE PARTIES hold in relation to the use of the latter trademark and the registrations they possess with regard to the formulas for the making of the beers of such trademark

     ARTICLE 2. Within the term of TWELVE (12) months from notification of this Decision, THE PARTIES shall: (A) transfer the malt production plant located in Llavallol (formerly "BIECKERT") to a third party other than the ENTRANT who does not produce or market beer in the Argentine market, or, in its absence, (b) submit an agreement that, at least during the term of TEN (10) years, they grant the operation of that malt plant to a third party that fulfills the aforementioned requirements

     ARTICLE 3. Within the term of TWELVE (12) months from notification of this Decision, THE PARTIES must submit, in addition, the following agreements:

     (a) That during the SEVEN (7) year period following the Decision that establishes the fulfillment of the Conditions (hereinafter the "APPROVAL"), THE PARTIES shall permit and facilitate the access, without restriction, to all of the distribution networks used by them for beer produced or marketed by the ENTRANT under conditions that are equitable and not discriminatory, sharing the cost of use of such networks proportionately.

     (b) That THE PARTIES shall neither force nor induce their clients in any way to purchase, together with the been produced or marketed by them, other products that they produce and/or market, directly or indirectly. In addition, they must ensure that the aforementioned commitment is fulfilled by the third parties who participate in the distribution of the beer produced or marketed by THE PARTIES

     (c) That THE PARTIES shall reliably notify the current and future independent distributors with whom they contract the service of distribution of their products of the obligations indicated in points (a) and (b).

     (d) That within the term of TWO (2) years from notification of the APPROVAL, THE PARTIES shall guarantee to the ENTRANT, if requested by the latter, of the customer-commissioned production of a quantity of "BIECKERT," "PALERMO," and "HEINEKEN" or "IMPERIAL" beer, as the case may be, pursuant to the provisions of Article 1 of this Attachment equivalent to the average production of those beers recorded in the last TWO (2) years, plus TWENTY PERCENT (20%) at each of the plants at which THE PARTIES currently handle production of the beer of those trademarks. The price payable to THE PARTIES for that service must be reasonable and proportionate to the production costs of each plant.

ARTICLE 4. THE PARTIES shall preserve the value, the economic viability and the full production capacity of the assets to be transferred by virtue of this decision until notification of the APPROVAL. THE PARTIES shall, among other things, make all necessary investments for that purpose.

ARTICLE 5. Notwithstanding the provisions of Article 4, THE PARTIES may exclude from the transfer of the Lujan plant the assets that are solely suitable for the production or the bottling of the products that are currently produced by CCBA S.A. and which, in consequence, are not useful to the ENTRANT.

ARTICLE 6. THE PARTIES must maintain separate accounting with regard to the assets to be transferred by virtue of this decision from the time of notification of this Decision until notification of the APPROVAL.

ARTICLE 7. THE PARTIES must submit a report to the NATIONAL COMMISSION IN DEFENSE OF COMPETITION within the term of TWENTY (20) days from notification of this decision, which must contain the following information:

     (a) Monthly production development per plant, the billing and the volume of the marketed product of the trademarks "BIECKERT," "PALERMO," "HEINEKEN," "IMPERIAL" and "NORTE," broken down by type of presentation and/or packaging, for the period comprised between January 1, 2001 and the date of notification of this decision.

     (b) A technical report with regard to the production status of the plant located in Lujan. The aforementioned report shall be completed by specialized independent professionals or by an independent consulting firm, in both cases of acknowledged reputation, hired by THE PARTIES, and shall include the investments that should be made in order to permit its full operation, as well as the assets that they expect to exclude from the transfer of the Lujan plant pursuant to the provisions of Article 5.

     (c) A certified copy of the distribution agreements made with third parties in effect as of the date of the notification of this decision.

     (d) A copy of the contracts made with the suppliers of raw materials and services applicable to the commercial development of the trademarks "BIECKERT," "PALERMO," "HEINEKEN," "IMPERIAL" and "NORTE," in effect as of the date of the notification of this decision.

ARTICLE 8. In addition, THE PARTIES shall submit a report within the first FIVE
(5) days of each month as of the notification of this decision and until notification of the APPROVAL, indicating:

     (a) The actions that they have taken in order to comply with this Decision.

     (b) The production development per plant, the billing and the volume of the marketed product of the trademarks "BIECKERT," "PALERMO," "HEINEKEN," "IMPERIAL" and "NORTE," broken down by type of presentation and/or packaging.

     (c) The actions that have been taken in order to maintain the value of the assets to be transferred by virtue of this decision.

     (d) In the event that they have entered into new distribution agreements, or have proceeded to renew any agreements by virtue of the provisions previously made, they must attach certified copies of them, as applicable.

ARTICLE 9. This Decision may not be referred to in order to rescind agreements with third parties relating to the assets to be transferred by virtue of this decision and that are in force as of the date of its notification. In order to preserve those assets, THE PARTIES shall make their best effort to ensure that the aforementioned agreements are transferred to the ENTRANT.

ARTICLE 10. The fulfillment of this Attachment 1 shall be monitored by the NATIONAL COMMISSION IN DEFENSE OF COMPETITION, which will evaluate all documentation and/or information submitted by THE PARTIES and shall provide its report to the SECRETARY OF COMPETITION, DEREGULATION AND CONSUMER ADVOCACY, for the exercise of its competence. The aforementioned documentation and/or information shall have the nature of a sworn statement and shall be covered by
Article 15 of Law No. 25,156 and its regulations.

ARTICLE 11. In the event that the ENTRANT elects to acquire the "NORTE" trademark, the preceding provisions relating to the trademarks for disinvestment shall be fully applicable to the "NORTE" trademark.